AMENDMENT TO EMPLOYMENT AGREEMENT

This amendment (“Amendment”) to the Amended and Restated Employment Agreement dated as of July 20, 2009 (“Agreement”) by and between YOUNG INNOVATIONS, INC., a Missouri corporation, (“Employer”) and Julia A. Carter, of Chicago, Illinois (“Employee”) is entered into as of December 30, 2010.  Capitalized terms herein have the meaning set forth in the Agreement.

The Employer and Employee intending to be legally bound, hereby agree to the amend the Agreement as follows pursuant to an in accordance with Section 10(f) of the Agreement:

1.	The second sentence of Section 5 is deleted and replaced in its entirety by the following:

“Namely, Employer shall, within thirty (30) days immediately following the date of the Change in Control, pay to Employee a lump sum cash amount equal to Employee’s then current annual base salary plus an amount equal to the maximum Bonus Compensation for the year in which the Change in Control occurs that Employee would have been eligible to receive under Employer’s bonus program (the “Change of Control Payment”); provided however, in no event may the aggregate present value of such payments and any other payments (that are contingent on a Change in Control as determined under Section 280G of the Code) under this Agreement or under any other plans, programs or arrangements of the Employer (or any successor thereto) to Employee exceed 2.99 times the “base amount” (as such term is used in Section 280G(b)(3) of the Code), and Employee agrees to reduce the amount permitted to be paid pursuant to the Agreement (including amounts specified under Sections 5 and 6 hereto) or under any other plan, program or arrangement of the Employer (or any successor thereto) which may be subject to Section 280G of the Code to comply with this limitation.”

2.	The following language is added at the end of Section 5:

“To the extent any reductions in payments are required to made pursuant to this Section 5, reductions shall come from taxable amounts before non-taxable amounts and beginning with the payments otherwise scheduled to occur soonest.  Notwithstanding the foregoing, reductions in all other payments shall be taken prior to any reduction in the number or value employee equity grants vesting as a result of the Change of Control.”

3.	The following language shall be inserted as new Section 6(d)(i):

“Subject to Section 6(d)(iv), severance pay benefits under this Section 6(d) shall be made in substantially equal installments according to the Employer’s normal payroll schedule commencing on the first payroll date following the date that is 60 days following the Employee’s separation date, which first payment shall include payments relating to such initial 60 day period.”

4.	Current Sections 6(d)(i)-(iii) shall be renumbered 6(d)(ii)-(iv) and any cross-references therein adjusted accordingly.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment to the Agreement as of the date first above written.

EMPLOYER
YOUNG INNOVATIONS, INC.

By:___________________________

Its:___________________________

EMPLOYEE

By:__________________________